EXHIBIT 16.2

January 14, 2010
Securities and Exchange Commission
100 F Street, N.E.
Washington D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated January 14, 2010 of Elite Pharmaceuticals, Inc. and are in agreement with the statements contained in paragraphs two, three and four on page 2 therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.

/s/ Rosen Seymour Shapss Martin & Company LLP